SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM SB-2/A
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               (Amendment No. 6)
--------------------------------------------------------------------------------

                                ADENA CORPORATION
              (FORMERLY KNOWN AS CROSS GENETIC TECHNOLOGIES, INC.)

--------------------------------------------------------------------------------
                 (Name of small business issuer in its charter)

        Virginia                      541511                    54-203-0708
--------------------------------------------------------------------------------
 (State of Incorporation)   (Primary Standard Industrial       (IRS Employer
                                Classification Number)          I.D. Number)

         11921 Freedom Drive, Suite 550, Reston, VA 20190 (703) 925-5912
--------------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)

                11921 Freedom Drive, Suite 550, Reston, VA 20190
                ------------------------------------------------
                    (Address of principal place of business)

  McSweeney & Crump, P.C., 11 South 12th Street, 5th Floor, Richmond, VA 23219,
                                 (804) 783-6800
--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)


      Approximate date of proposed commencement of sale to the public: From time to time after the Registration Statement becomes effective.

                         CALCULATION OF REGISTRATION FEE



========================================================================================================================

------------------------------------------------------------------------------------------------------------------------
Title of each class of        Amount of shares to   Proposed maximum offer   Proposed maximum           Amount of
securities to be registered   be registered         price per unit           aggregate offering price   registration fee
------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                  11,008,000            $0.05                    $550,400                   $137.60



The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

    ADENA CORPORATION (FORMERLY KNOWN AS CROSS GENETIC TECHNOLOGIES, INC.) a
                              Virginia Corporation
                                11,008,000 shares
                           common stock, no par value



--------------------------------------------------------------------------------



         ADENA Corporation, formerly known as Cross Genetic Technologies, Inc.("Adena") is hereby registering the resale by shareholders of 11,008,000 shares of its common stock that have been issued and are outstanding to date.



         The selling shareholders may sell the shares covered by this Prospectus in ordinary brokerage transactions, in negotiated transactions or otherwise, at prevailing market prices at the time of sale or at negotiated prices, and may engage a broker or a dealer to sell the shares. This offering will close 90 days after the registration statement is declared effective by the Securities and Exchange Commission ("SEC"). Any or all of the selling shareholders may be deemed to be underwriters within the meaning of the Securities Act in connection with the sale of its shares. We will not receive any proceeds from the sale of the shares, but will bear the costs relating to the registration of the shares.


         There is no public market for our common stock and we can give no assurance that a market will develop.

                 THIS PROSPECTUS IS DATED SEPTEMBER 27, 2001 AND
                             AMENDED MARCH 31, 2003








                                                               Proceeds
                                   Offering                    to
                                   Price                       Adena

             -------------------------------------------------------------------
             Per Share             $0.05                       $0.00
             -------------------------------------------------------------------
             Total                 $550,400                    $0.00
             -------------------------------------------------------------------


THESE SECURITIES ARE SPECULATIVE AND INVESTING IN THESE SECURITIES COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 2.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                TABLE OF CONTENTS


Prospectus Summary...........................................................................................1
Risk Factors.................................................................................................2
     No operating history or experience......................................................................2
     May not successfully compete............................................................................2
     Have no technology......................................................................................3
     No agreements with partners.............................................................................3
     Limited financial resources.............................................................................3
     No qualified employees..................................................................................3
     "Penny stock" risk......................................................................................4
Determination of offering price..............................................................................4
Plan of Distribution.........................................................................................4
Legal Proceedings............................................................................................5
Directors, Officers, and Key Personnel of the Company........................................................5

Security Ownership of Certain Beneficial Owners..............................................................5
Security Ownership of Management.............................................................................6
Description of Securities....................................................................................6
Disclosure of Commission Position on Indemnification for Securities Act Liabilities..........................6
Description of Business......................................................................................7

      Industry...............................................................................................7
      Competition............................................................................................9
      Current Status of the Company..........................................................................9
Plan of Operations..........................................................................................10
Description of Property.....................................................................................12
Certain Relations and Related Transactions..................................................................12
Market for Common Equity and Related Stockholder Matters....................................................12
Executive Compensation......................................................................................12
Financial Statements........................................................................................13
Changes in and Disagreements with Accountants on Accounting and Financial Disclosures.......................25
Dividend Policy.............................................................................................25
Legal Matters...............................................................................................25
Item 24 -- Indemnification of Directors and Officers........................................................25
Item 25 -- Other expenses of issuance and distribution......................................................26
Item 26 -- Recent sales of unregistered securities..........................................................26
Item 27 -- Exhibits.........................................................................................26
Item 28 -- Undertakings.....................................................................................26
Signatures..................................................................................................27


                               PROSPECTUS SUMMARY

         The following is summary financial information of Adena and summary information for the proposed offering.

                                Adena Corporation
                                -----------------

                      As of December 31, 2002 balance sheet

             -----------------------------------------------------
             Assets                             $ 21,618
             -----------------------------------------------------
             Liabilities                        $  3,556
             -----------------------------------------------------
             Total Stockholder's Equity         $ 18,062
             -----------------------------------------------------





         The offering being registered by Adena consists of the resale of its stock by its current shareholders. The shares of common stock are being offered by Adena's parent company and fifty-seven individual or corporate shareholders. We issued shares to the parent company in exchange for the payment of start-up expenses. We issued the shares to the remaining corporate and individual shareholders in an exempt private placement. Any proceeds from this offering will go directly to the selling shareholders and Adena will not receive any funds as a consequence of this offering.





                                    Offering
                                    --------

             =================================================
                                            Proceeds
                              Offering      to
                              Price         Adena
             -------------------------------------------------
             Per Share        $0.05         $0.00
             -------------------------------------------------
             Total            $550,400      $0.00
             -------------------------------------------------



         Adena currently has $21,618 in funds that it raised from an offering of its common stock in a private placement that commenced on February 26, 2001 and was fully subscribed on May 1, 2001. The expenses involved in the offering and this registration are approximately $25,737.60, which have been paid by the Company.



                               ADENA CORPORATION

                   (FORMERLY CROSS GENETIC TECHNOLOGIES, INC.)


         Adena Corporation ("Adena") is a developmental stage biotechnology software company with its headquarters located in Reston, Virginia. Our principal office is located at 11921 Freedom Drive, Suite 550, Reston, Virginia 20190 and its telephone number is (703) 925-5912. Adena raised $150,400 in an exempt private placement offering, where it offered 3,008,000 shares at a price of $0.05 per share. Fifty-seven investors purchased shares in the fully subscribed offering. We intend to develop software and other computer products incorporating recent genomic discoveries to assist medical researchers in identifying gene targets for the development of novel therapeutic, vaccine and diagnostic products. Adena intends to file for a listing on the OTC bulletin board.

                                         RISK FACTORS

         1. BECAUSE ADENA HAS NO OPERATING HISTORY OR EXPERIENCE IN THE BIOTECHNOLOGY SOFTWARE INDUSTRY, WE CANNOT ASSURE YOU THAT WE WILL BE PROFITABLE.

         Adena has no operating history by which investors can evaluate its business and prospects. We were incorporated in February 2001. We plan to produce database software utilizing the raw data of the human genome. This business model is new and unproven. Adena has no experience in this industry and cannot assure investors that its business will be profitable.

         2. BECAUSE WE ARE A SMALL DEVELOPMENT STAGE COMPANY, WE MAY NOT COMPETE SUCCESSFULLY WITH LARGER PHARMACEUTICAL, BIOTECHNOLOGY, AND SOFTWARE COMPANIES THAT MAY DEVELOP SIMILAR PRODUCTS. THESE POTENTIAL COMPETITORS MAY RENDER OUR PRODUCTS OBSOLETE OR UNECONOMICAL, THEREBY ADVERSELY IMPACTING THE COMPANY'S PROFITABILITY.

         Although Adena is unaware of any software products in development similar to Adena's, the company will face competition. This competition may come from other bio-software firms, or from potential client firms due to in-house software development. These potential competitors of Adena include pharmaceutical and biotechnology companies both in the United States and abroad. These competitors have more funding than us. Universities and other non-profit research institutions and United States and foreign government-sponsored entities are conducting significant research to identify and sequence genes. Any of these organizations may realize the value of a bio-software product and opt to develop it in-house instead of outsourcing. Adena expects competition may increase in the foreseeable future, which may or may not impact the profitability of the company. Competitors may be developing technologies or products that may be similar or superior to ours. These competitors may have a better ability to market their products. The products developed by others may render the software products Adena develops obsolete or uneconomical or result in products superior to ours. We cannot guarantee that our products will be preferred to any existing or newly developed bio-software.

         3. WE CURRENTLY HAVE NO TECHNOLOGY AND MAY NOT DEVELOP EFFECTIVE AND COMMERCIAL GENOMIC DATABASE TECHNOLOGY. FAILURE TO ADEQUATELY DEVELOP THIS TECHNOLOGY MAY RESULT IN THE COMPANY'S INABILITY TO GENERATE REVENUE.

         Adena's strategy of developing software to manage gene-sequencing data is unproven. Adena has not yet developed the software and may never develop software that is effective and commercially viable. There can be no assurance that our approach to data-basing genomic data will assist clients in identifying specific genes that cause or predispose individuals to the diseases that are the targets of its gene discovery programs. If we are unable to develop a viable product, we may be unable to generate revenue or stay in business. Even if Adena is successful in developing a working database model to help identify specific human disease genes or sequencing the genomes of pathogens, there can be no assurance that these gene discoveries will lead to the development of commercial products.


         4. WE HAVE NO AGREEMENTS WITH PARTNERS AND MAY NOT BE ABLE TO ENTER ANY AGREEMENTS OR LICENSING ARRANGEMENTS. FAILURE TO ADEQUATELY ESTABLISH NECESSARY AGREEMENTS MAY RESULT IN OUR INABILITY TO PROFITABLY DEVELOP OUR SOFTWARE AND SUSTAIN OPERATIONS.


         At the present time, Adena has no agreements with other companies or organizations. Adena's strategy for development and commercialization of genome data software depends on the formation of various strategic collaborations and licensing arrangements with pharmaceutical and biotechnology development partners. We may not be able to establish necessary strategic collaborations or licensing arrangements, such arrangements or licenses may not be on terms favorable to us, and future strategic collaborations or licensing arrangements may not ultimately be successful. There can be no assurance that future collaborators will not pursue alternative technologies, or develop alternative products either on their own or in collaboration with others, including Adena's competitors, as a means for developing similar software.

         5. LARGER DNA FRAGMENTS NECESSARY TO OPERATE OUR DATABASE MAY BE PATENTED. FAILURE TO OBTAIN ADEQUATE LICENSING ARRANGEMENTS WITH THE PATENT HOLDER(S) MAY RESULT IN OUR INABILITY TO DEVELOP OUR BIOTECHNOLOGY SOFTWARE AND GENERATE REVENUE.

         It has yet to be determined whether users of larger DNA fragments containing patented material will require licenses for use. These issues impact a relatively tiny fraction of genetic research and often apply to artificially engineered bacteria genes, which do not occur in nature. If future development of the genomic database were to require patented DNA data, we would be required to obtain a licensing arrangement from the patent holder. There can be no assurance that the patent holder will be willing to license the data to Adena, or that any such arrangements or licenses will be on favorable terms.

         6. BECAUSE WE HAVE LIMITED FINANCIAL RESOURCES, WE WILL LIKELY NEED ADDITIONAL FINANCING WITHIN THE NEXT TWELVE MONTHS. IF CAPITAL IS UNAVAILABLE, ADENA WILL NOT BE ABLE TO SUSTAIN ITS OPERATIONS OR PROVIDE ANY RETURN ON INVESTMENT.

         If we are unable to raise sufficient capital, we will not be able to sustain our operations. Other than the proceeds of our private placement offering and possible future revenues from sale of Adena's software, we do not, at this time and may not in the future, have any additional sources of funds from which to pay the costs of our proposed operations. We do not expect any revenue in the next year while we are developing our software products. Adena expects capital and operating expenditures to increase over the next several years as it increases its research and development activities. We will seek additional funds through public or private equity or debt offerings or additional strategic collaborations and licensing arrangements. We cannot assure you that capital from private and public offerings will be available or, if available, can be obtained on terms advantageous to Adena.

         7. UNTIL WE HIRE AN EXPERIENCED MANAGEMENT TEAM, WE MAY BE UNABLE TO SUSTAIN OUR BUSINESS OPERATIONS AND ESTABLISH A PROFITABLE COMPANY.

         Adena has one officer, and he has no management experience in the technology software industry. Until we locate, select and hire an experienced management team, we will be unable to achieve our business goals. We need a senior management team, no members of which are currently identified. Our inability to successfully hire and retain an experienced management team could prevent us from establishing a financially profitable company.

         8. UNTIL WE HIRE QUALIFIED TECHNICAL PERSONNEL, WE WILL BE UNABLE TO ADEQUATELY DEVELOP OUR BIOTECHNOLOGY SOFTWARE AND PRODUCT LINE, WHICH WOULD RESULT IN OUR INABILITY TO GENERATE REVENUE.

         Adena has one employee, and he has no experience in creating biotechnology software. Until we locate, select and hire technical employees, we will be unable to further develop our product line. We need key scientific and technical personnel, none of whom are currently identified. Our inability to successfully hire, train and retain technical personnel could prevent us from developing our primary line of products and establishing a profitable company.

         9. BECAUSE ADENA'S STOCK IS A "PENNY STOCK," INVESTORS WILL BE EXPOSED TO THE RISK OF ILLIQUIDITY, WHICH MAY RESULT IN AN INABILITY TO ACTIVELY TRADE THE SHARES OR RECOVER THEIR INVESTMENT.

         Adena's stock will fall under the definition of a "penny stock" and thus trading the stock can be more difficult than trading other securities. Investors may be unable to actively trade their shares of Adena or to recover their investment in the company. A "penny stock" is any stock that trades at a price below $5 that is not on a national exchange. Broker-dealers are required to provide their customers with disclosure documents prior to allowing them to participate in transactions involving "penny stocks." These disclosure requirements are burdensome to broker-dealers and may discourage them from allowing their customers to participate in transactions involving our common stock.

         10. THERE IS CURRENTLY NO PUBLIC TRADING MARKET FOR ADENA'S STOCK AND WE CAN GIVE NO ASSURANCE THAT A MARKET WILL DEVELOP, WHICH MAY RESULT IN AN INVESTOR'S INABILITY TO ACTIVELY TRADE THE SHARES OR RECOVER THEIR INVESTMENT.

         Adena does not currently have shares trading in the public market. Adena intends to engage a market maker for the shares and file for a listing on the OTC Bulletin Board. However, this is no guarantee the public trading market will develop, which may result in the investor's inability to sell his securities in the market in normal brokerage transactions.

                         DETERMINATION OF OFFERING PRICE

         Prior to this offering, there has been no market for our securities. Accordingly, the offering price for the shares has been determined solely by Adena. The registrant has determined the offering price to be $.05 per share, which is the price paid for the shares in the private placement. Among the factors considered in pricing the offering were our current financial condition, our future prospects, our management's background, and the general condition of the equity securities market.

                              PLAN OF DISTRIBUTION

         Adena intends to pay for the expenses involved in the offering and this registration, which are approximately $25,737.60, and are set forth below in the table:

                              Expenses of Offering
                              --------------------

            ----------------------------------------------------------
            Registration Fee                             $      137.60
            ----------------------------------------------------------
            Estimated Printing Expenses                  $      600.00
            ----------------------------------------------------------
            Estimated Legal Fees and Expenses            $   20,000.00
            ----------------------------------------------------------
            Estimated Accounting Fees and Expenses       $    2,500.00
            ----------------------------------------------------------
            Estimated Blue Sky Fees and Expenses         $        0.00
            ----------------------------------------------------------
            Estimated Transfer Agent Fees and Expenses   $    1,500.00
            ----------------------------------------------------------
            Estimated Misc                               $    1,000.00
            ----------------------------------------------------------
            Total                                        $   25,737.60
            ----------------------------------------------------------




         The shares of common stock are being offered by the selling shareholders, and we will not receive any proceeds from the offering. Adena knows of no existing arrangements between the selling shareholders and any other shareholders, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of common stock. Once the offering of the shares is declared effective by the SEC, Adena intends to obtain a market maker for the shares and file for a listing on the OTC Bulletin Board. The offering will close 90 days after the registration statement is declared effective by the Securities and Exchange Commission ("SEC"). Once the stock is listed, the shareholders will be able to resell their shares in the market in normal brokerage transactions. Adena knows of no existing arrangements between the selling shareholders and any other shareholders, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of common stock.

         The selling shareholders and other persons participating in the sale or distribution of the common stock will be subject to applicable provisions of the Exchange Act and rules and regulations which may limit the timing of purchases and sales of any of the common stock by the selling shareholders or any other such persons. This may affect the marketability of the common stock. We will pay substantially all expenses incidental to the registration, offering and sale of the common stock to the public, other than any commissions or discounts of underwriters, broker-dealers or agents.


         Since Adena's stock will fall under the definition of a "penny stock," we have the obligation to disclose the following:

         Brokers and dealers who effect transactions in Adena stock with or for the account of a customer are obligated to first disclose to that customer several items. They must disclose the inside bid quotation, the inside offer quotation for the stock, the aggregate amount of any compensation received by such broker or dealer in connection with the transaction, the aggregate amount of cash compensation that any associated person of the broker or dealer has received or will receive from any source in connection with the transaction. Additionally, brokers and dealers who effect a sale of a penny stock on the last trading day of the month must give customers a written statement with respect to each month in which the security is held for the customer's account, within ten days following the end of the month. Because these obligations are burdensome on brokers and dealers, many of them may be reluctant to participate in transactions involving Adena stock.

                                LEGAL PROCEEDINGS



         Adena is not a party to any legal proceedings. Adena is not aware of any legal proceedings involving any director, director nominee, promoter or control person including criminal convictions, pending criminal matters, pending or concluded administrative or civil proceedings limiting one's participation in the securities or banking industries, or findings of securities or commodities law violations.

               DIRECTORS, OFFICERS AND KEY PERSONNELOF THE COMPANY


         Officers and Directors
         ----------------------


         Adena's executive officers and directors are as follows:


         Name             Age              Position               Director Since
         ----             ---              --------               --------------
                                    Director, President and
      Lino Novielli       37        Chief Executive Officer       February 2001


         Each director serves for a term of one year and is elected at the annual meeting of shareholders. Adena's officers are appointed by the Board of Directors and hold office at the discretion of the Board.

         Lino Novielli. Mr. Novielli has been an investment consultant for over 12 years. He received a Bachelor of Science in economics from York University in Toronto in 1987. From October 1993 through July 2000, Mr. Novielli was an account executive at Gordon-Daly Grenadier Securities, a Toronto-based brokerage firm. His duties involved counseling clients in their investments and facilitating trades on their behalf. While at Gordon-Daly, Mr. Novielli was involved in the investment process of financing set-up, corporate organization, market research, corporate analysis, marketing, management, and sales negotiations. From August 2000 to the present, Mr. Novielli has acted as founder and CEO of Adena. This new venture is involved in the development and marketing of computer software for the biotechnology industry. Mr. Novielli is a member of The Canadian Securities Institute of Canada.


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information as of March 31, 2003, regarding the ownership of common stock by each person known by Adena to be the beneficial owner of more than five percent of Adena's outstanding common stock.



Title of Class                  Name and Address of                  Amount and        Percentage     Percentage
                                 Beneficial Owner                    Nature of         of Class       of Class
                                                                     Beneficial        (Pre-          (Post-
                                                                       Owner           Offering)      Offering)
-------------------------------------------------------------------------------------------------------------------
Voting                          UM Tean, Ltd.                          8,000,000          73%            73%
Common           Lino Novielli (Director, President and Chief
                              Executive Officer)
                   701 North Green Valley Parkway, Suite 200
                             Henderson, NV 89014
                         Fairmount Solutions, Inc.

Voting                 Paul Thomson (Control Person)                   1,000,000           9%             9%
Common                Bank of America Tower, Suite 1340
                              12 Harcourt Road
                              Central Hong Kong

Voting                   Westmount Technologies, Ltd.                  1,000,000           9%             9%
Common         Dan Peterson (Control Person)121A, Des Voues Road
                                 Hong Kong

Voting                     Lynx Enterprises, Ltd.                      1,000,000           9%             9%
Common                    Ken Roam (Control Person)
                        12 Harcourt Road, Suite 2403
                                 Hong Kong





         Adena is not aware of any relationship or affiliations between the shareholders listed above. These shareholders own their shares through nominee companies.

                        SECURITY OWNERSHIP OF MANAGEMENT


         The following table sets forth the ownership of common stock by Adena's management:



Title of Class                  Name and Address of                  Amount and        Percentage     Percentage
                                 Beneficial Owner                    Nature of         of Class       of Class
                                                                     Beneficial        (Pre-          (Post-
                                                                       Owner           Offering)      Offering)
-------------------------------------------------------------------------------------------------------------------


Voting         Lino Novielli, President and Sole Director             8,000,000          73%            73%
Common         701 North Green Valley Parkway, Suite 200
                            Henderson, NV 89014


Voting
Common               TOTAL OFFICERS AND DIRECTORS AS                  8,000,000          73%            73%
              A GROUP (Lino Novielli is the sole director
                                and officer)







                            DESCRIPTION OF SECURITIES

         Adena is authorized to issue 50,000,000 shares of common stock with no par value. The holders of common stock are entitled to one vote per share on all matters to be voted on by the shareholders and to receive ratably dividends when and as declared by the Board of Directors from funds legally available therefor. The company anticipates that any earnings will be retained for use in its business for the foreseeable future. In the event of a liquidation, dissolution or winding up of the company, holders of common stock are entitled to share ratably in all assets available for distribution to stockholders after payment of all liabilities. There are no preemptive, subscription, redemption or conversion rights relating to the common stock. All outstanding shares of common stock are, and the shares sold by Adena in this offering will be, upon issuance and payment therefor, fully paid and non-assessable. The holders of common stock do not have cumulative voting rights, which means that the holders of more than one half of the outstanding shares can elect all of the directors.

         Adena is not currently required to deliver an annual report to security holders because it is not a reporting company. Once the registration statement is declared effective by the Securities and Exchange Commission ("SEC") and becomes a reporting company, Adena will send an annual report including audited financial statements to its shareholders. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The public can access that site at http://www.sec.gov, and review any documents that Adena does file with the SEC.

       DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES
                                ACT LIABILITIES

         Adena may indemnify a person who is a party to an action, except an action by or in the right of the company, by reason of the fact that he is or was a director, officer, employee or agent of Adena, or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification covers expenses, judgments, fines and settlement payments incurred by the indemnified person in connection with the action if the person acted in good faith and in a manner believed to be in the best interest of Adena and had no reasonable cause to believe the conduct was unlawful. Adena may indemnify a person who was a party to an action in the right of the company to procure a judgment in its favor by reason of the fact that the person was a director, officer, employee or agent of Adena, or was serving at our request as a director, officer, employee or agent of another enterprise against the aforementioned expenses and costs if the person acted in good faith and in a manner the person reasonably believed to be in the best interests of Adena. However, Adena cannot indemnify a person where the person has been adjudged by an appropriate court to be liable to us unless the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity as the court deems proper. To the extent one of our directors, officers, employees or agents is successful on the merits of any of the aforementioned actions, we must indemnify them against expenses incurred in connection with their defense.

         INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 (THE "ACT") MAY BE PERMITTED TO DIRECTORS, OFFICERS AND CONTROLLING PERSONS OF THE SMALL BUSINESS ISSUER PURSUANT TO THE FOREGOING PROVISIONS OR OTHERWISE, THE SMALL BUSINESS ISSUER HAS BEEN ADVISED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS, THEREFORE, UNENFORCEABLE.

                             DESCRIPTION OF BUSINESS

         Adena Corporation changed its name from Cross Genetic Technologies on September 25, 2002 which was originally incorporated on February 5, 2001, in the Commonwealth of Virginia. Its objective is to be a leading developer of bio-software utilizing genetic technology. Through future identification of and collaboration with strategic partners, Adena intends to develop software and other computer products incorporating recent genomic discoveries to aid in the research and development of therapeutic products for the treatment of diseases including cancer and cancer-related disorders. Our business will consist solely of developing and marketing computer software. This software will aid our clients in their research for new disease treatments.

         Adena intends to develop a computer program using existing databases to create a comprehensive database for the human genome. This database program can be created using modified versions of existing software language, so no new versions will be required to run the program. Adena's product will differ, however, from the average database application due to the complexity and sheer volume of data managed within the comprehensive database. Our computer program will allow users to effectively manage and search through enormous amounts of data to provide a comprehensive analysis of the human genome.

         At the onset, Adena plans to directly market its computer software and promote it through trade shows, marketing events, and limited advertising in trade journals and publications. Eventually we expect that our future licensees and strategic partners will assist in our marketing efforts. We hope to develop and maintain a large number of biotechnology companies and researchers as customers. However, Adena may depend on a few major customers until our software product is fully developed and sufficiently marketed. Adena is not aware of any government approvals required for the development and/or marketing of its software products. Nor are we aware of any governmental regulations, which would affect our business.


         INDUSTRY
         --------


          The gene research industry undertakes to map the genetic code of humans in order to better understand and treat disease. The public sector initiative began in 1990 as the Human Genome Project, funded by the federal government and primarily utilized facilities of government and educational institutions. The private sector, identifying the vast potential of gene research in the development of new drugs, has also committed resources to this research. Private companies race to discover potentially valuable proprietary treatments before their competitors. Adena will market its software to these companies, who will have a need for fast and efficient software to collect and analyze the results of their research.

         A working draft of the entire human genome sequence was announced in June 2000, with analyses published in February 2001. Efforts are currently underway to complete the finished, high-quality sequence with expected completion before the end of 2003. With the draft data, researchers are already attempting to derive meaningful knowledge from the DNA sequences to further understand human biology. Creating new drugs, therapies and other treatments will define biological research through the coming decades. As portions of the final sequences are made public, Adena will issue software updates to ensure clients have the highest quality data available.

         Data generated by the Human Genome Project has been deposited into GenBank, a public database freely accessible by anyone with a connection to the Internet. The human genome data are also available on numerous other websites worldwide as well as in scientific periodicals. Human genetic codes are in the public domain to promote research worldwide for the common good. Since 1980, the United States has granted patents for fragments of DNA. It has yet to be determined whether users of larger DNA fragments containing patented material will require licenses for use. These issues impact a relatively tiny fraction of genetic research and often apply to artificially engineered bacteria genes, which do not occur in nature. Adena will conform to industry practices on the use of genetic data, and will obtain legal advice on patenting and licensing issues as the need arises. Clients who purchase software licenses from Adena will be paying for the use of the proprietary database tool, not the underlying data.

         An unprecedented amount of data is being generated by genome sequencing projects and other experimental efforts to determine the structure and function of biological molecules. The demands and opportunities for interpreting these data are growing exponentially as the fields of biotechnology, pharmacology and medicine continue to expand and unveil new probablistic models of data based on selective extraction of molecular biological information. This growth is resulting in a separate industry known as bioinformatics. In essence, bioinformatics is the development and application of computer methods for analysis, interpretation, and prediction, as well as for the design of experiments. The industry ties together the fields of biology and computer science by using computer databases to organize and analyze biological data. We intend to apply our bioinformatics capabilities, including the use of computers and proprietary software, to process, store and analyze the DNA data generated by our genetic search programs. These capabilities will permit research institutes and other users to integrate and analyze comprehensive genetic information that is obtained from public genomic databases. "Public Genomic Databases" denotes the openly shared genetic information on the human genome created by the Human Genome Initiative. The Human Genome Initiative is a worldwide research effort to analyze the structure of human DNA and determine the location and sequence of the estimated 100,000 human genets. Two prominent sources of the Initiative's findings are the Genome Database at Johns Hopkins University in Baltimore, Maryland established in 1990 and the Bioinformatics Supercomputing Centre formed in the spring of 1999 at the Hospital for Sick Children in Toronto, Canada. Both databases can be freely accessed, without cost, via the Internet.

         The human genome is made up of DNA, which has four different chemical building blocks called nucleotides. These are called bases and are abbreviated as A (adenine), G (guanine), C (cytosine), and T (thymine). In the human genome, about 3 billion bases are arranged along the chromosomes in a particular order. One million bases of the DNA sequence data is roughly equivalent to 1 megabyte of computer data storage space. Since the human genome is 3 billion base pairs long, 3 gigabytes of computer data storage space is needed to store the entire genome. In addition to this nucleotide sequence data, storage is also required for annotation by researchers. This presents a challenge to organize these large volumes of information in an efficient and useable way. Adena's database will be designed to maximize the speed and ease of searching, manipulating and annotating genetic data for research purposes.

           Adena's goal is for its software to assist researchers in deriving useful medical discoveries from the identification and characterization of genes. Adena's commercial gene software strategy will apply technology and bioinformatics capabilities in two principal areas, the discovery and characterization of (1) genes of infectious organisms ("pathogens") that are responsible for many serious diseases and (2) human disease genes. Adena believes that genomic discoveries may lead to the development of novel therapeutics, vaccines and diagnostic products by it and its strategic partners.


         COMPETITION
         -----------


         The biotechnology industry is subject to intense competition. Adena's competitors in the United States and internationally are numerous and include pharmaceutical and biotechnology companies, universities and other research institutions, the United States-funded Human Genome Project and other government-sponsored entities. Additionally, other companies, including large biotechnology companies, have likely begun developing their own database software in-house. Potential competitors may be able to develop technologies that are as effective as, or more effective or easier to use than those Adena will offer. Competitors' products could render our future products noncompetitive or obsolete. Moreover, many of Adena's potential competitors have substantially greater financial, marketing, sales, distribution and technological resources than us. Such existing and potential competitors may also enjoy substantial advantages in terms of research and development expertise, manufacturing efficiency, name recognition, sales and marketing expertise and distribution channels. We may be unable to compete successfully against current or future competitors.

         Adena believes that its ability to compete is dependent, in part, upon its ability to create and maintain advanced technology, the speed with which it can develop and update its software and its ability to attract and retain qualified personnel. To effectively compete, Adena will also need to seek patent protection for its software products and secure sufficient capital resources for the expected twenty-four month time period between technological conception and commercial sales of the software.


                               PLAN OF OPERATIONS


         This prospectus contains forward-looking representations that involve certain risks and uncertainties. Adena's actual results could differ materially from the results discussed in the forward-looking representations.

         Adena is a development stage company and will engage in the business of developing and marketing computer software. The Company remains in the early stages of collecting and entering genomic data that will be manipulated and implemented in the final biotechnological software product. Adena has secured office space in Fountain Square Center, 11921 Freedom Drive, Suite 550, Reston, Virginia, 20190. Itplans to obtain hardware, and hire software technicians to begin researching and creating its software. The Company has incurred overhead expenses since its inception, but still has funds remaining from the private placement offering which management believes to be sufficient to finance the continued development of its software, preliminary working capital, and other general corporate purposes. Adena intends to maintain a conservative approach towards spending in the early development stages of the company. During the following twelve months of operation, the company plans to seek a combination of equity and debt financing and it will aggressively pursue any research grants and tax incentives for which it may be eligible in order to further finance the final development and production stages.

         Adena has established its main office in Reston, Virginia and intends to hire an office manager to handle administrative office matters. In its first eighteen months of operations, we intend to secure debt financing and submit applications for research grants from the government. Additionally, during this time period, in order to maintain its conservative spending approach, Adena intends to lease office furniture and equipment and hire a head research and development employee. Adena will also lease necessary computer equipment and software, engage a technical support subcontractor, and begin to develop the early planning stages of its marketing campaign by attending trade shows in order to meet potential clients and assess our competition.

         Within the next 12 months, Adena intends to hire up to two additional research and development employees (in addition to the head research and development employee and the technical support subcontractor) if necessary, and as the budget permits, in order to assist in the creation of our database model and load raw genome data into the computer model. Adena intends to refine the user interface for ease of use (i.e., providing online user assistance via the F1 key on the user's computer key pad, creating an easy to use pull down menu, providing easy ability to switch views of the detail and summary data, and implement short cuts to reduce the number of key strokes, in general) and test the software with sample data. We expect to launch our marketing campaign and exhibit our products at trade shows and other venues. Within twenty-four months after beginning operations, Adena will refine its software based on numerous tests. We will perform prospective client trials and refine our software based on these trials.

         Our goal is to generate our first sales orders within twenty-four months. The steps to developing Adena's software are as follows: Initially, we will hire a head research and development employee, acquire computer equipment and software, engage a technical support subcontractor, and design a software development plan based on the needs of clients that will be efficient, quick and easy to use. Adena will then hire additional research and development employees as permitted by the budget, create its database model and load raw genome data into the computer model. We will also refine the software user interface for ease of use and test the software with sample data. In the final stages of the twenty-four month developmental period, Adena will rigorously test and refine its software and perform prospective client trials until its software is ready for distribution.

         Management expects that in order to successfully achieve the development of its software after the first twelve months, Adena will require an additional $200,000 to $400,000 in funding. The ability to secure financing in the $200,000 range will be sufficient to fully develop and implement the software, whereas the additional money would be used, as secured, to more aggressively pursue our marketing campaign. Adena will seek to obtain these funds from future offerings, loans from commercial banks, grants from government agencies, or some combination of these sources. We would use these additional funds for refinement of our software and increased marketing of our product.

         The development of a successful software product is conditional upon the continued free availability of raw genome data, computer software and hardware that can handle the large data storage and processing capacities required, adequate data security and backup to protect Adena from computer piracy, and key programming personnel capable of developing new systems and modifying existing systems effectively. Adena plans to continually refine its software to keep pace with new technology and research methods. Once we have clients, we will foster alliances with them and with other data suppliers for a potential data licensing business. We intend to collaborate with other companies and organizations that will use its software to assist their research. Such research may lead to development of new stronger antibiotics which may treat diseases for which existing therapies are deficient. In the past decade, a growing number of infections have been caused by pathogens that are becoming resistant to an increasing number of currently available antibiotics. Adena believes that it will be able to create software that will streamline gene research. With accelerating research, our clients will be more likely to develop commercially viable drugs ahead of their competitors.

         Adena's gene software development strategy will also involve the identification and characterization of human genes that are responsible for many serious diseases. The identification of specific human genes may provide important insights into the cause of certain diseases and facilitate the development of highly specific therapeutic and diagnostic products.

         Our clients will use our software to organize and analyze gene research data. The software will be able to manage and compare data produced in-house by the client as well as data that is publicly available. Adena plans to continually refine these bioinformatics systems, focusing on four areas: upgrading and standardizing its bioinformatics hardware and software; developing enhanced data management systems; expanding its software engineering capabilities; and expanding its resources in computational molecular biology. Adena expects that these enhancements may result in more effective data management by providing for smooth integration of laboratory automation, supporting more rapid analyses and comparison of genomic data and facilitating the identification of gene targets for the development of therapeutic, vaccine and diagnostic products. As part of its enhancement of its bioinformatics capabilities, Adena will place a significant portion of financial and human resources towards this activity.

         After Adena brings its products to market, the Company will seek to form strategic partnerships. We first need to develop a client base, from which strategic partnerships can be cultivated. Then, established clients who possess proprietary data or methodology will be approached to license these assets to other research facilities through our software. Profits from the sale of these licenses would be shared between Adena and the contributing client. Adena's customer base will consist primarily of medical researchers at pharmaceutical and biotechnology companies throughout the United States and abroad, who will use the software to access a comprehensive genomic database for the purposes of genetic research and discoveries.

         As Adena develops functional software, there will be a potential for us to enter into licensing agreements with companies that hold rights to specific research data. Adena could offer this proprietary data to clients with the software for an additional fee. Clients may find it more attractive to purchase specific data rather than attempting to generate it in-house. We are seeking collaborations with clinicians and academic researchers to obtain these rights, and believe that access to these resources will bolster our human gene discovery software programs and enable us to initiate additional software programs that are directed at human genes associated with significant diseases.

         Adena plans to seek strategic collaborations with pharmaceutical and biotechnology companies for the development and commercialization of products based on Adena's computer software development. The company generally expects to license all rights to therapeutic products and vaccines developed based on the particular genetic database licensed by Adena. In exchange, Adena expects to receive a combination of up-front license fees, research funding, milestone payments and royalty payments on product sales.

         In addition to our strategy of forming collaborations with pharmaceutical and biotechnology companies, we will actively seek to participate in government sponsored genomics technology research programs. Obtaining these grants and contracts from the United States government will add to Adena's genomics technology and enable the company to increase the number and enhance the expertise of its scientific personnel.

         Adena's current business plan does not require additional offerings for the company to remain viable. If Adena is unsuccessful in raising additional funding, operations could be scaled back to a limited degree. Rent costs could be reduced by having employees work from home during the development phase, and all equipment will continue to be leased until cash flow allows for its purchase. Although we believe the current funds are sufficient, it is possible that Adena may be unable to continue operations and fully develop the proposed biotechnological software product if we are unable to raise additional funding to meet growing expenses.

                         LONG TERM GOALS OF THE COMPANY

         Adena is currently in its development stage. The Company's long-term goals include initiating an in-house research and development facility. We will assemble a scientific staff with a variety of complementary skills in a broad base of advanced research technologies, including oncology, immunology, cell biology and protein and synthetic chemistry. Adena will also recruit a staff of technical and professional employees to carry out the manufacturing of beta trial software.

                             DESCRIPTION OF PROPERTY

         Adena does not currently own any real property. We lease office space located at 11921 Freedom Drive, Suite 550, Reston, Virginia 20190. The rental agreement is by and between Cross Genetic Technologies, now being known as Adena, Inc., and HQ Global Workplaces, Inc., a wholly unrelated third party. The original rental agreement was signed on August 1, 2001 for a minimum of 6 months at a fixed monthly fee of $1,189 with the rolling option to renew under the same terms. The lease has been renewed. Adena continues to occupy the office space in accordance with the original lease terms.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Family Relationships. There are no family relationships among directors, executive officers or persons nominated or chosen by Adena to become officers or executive officers.

        Mr. Lino Novielli is the sole promoter. Through his nominee company, UM Tean Ltd., a Nevada corporation, he provided the initial capitalization of $20,000 to Adena in exchange for 8,000,000 shares at a price of $0.0025 per share. UM Tean is the parent company of Adena and owns seventy three percent (73%) of its common stock. Um Tean was formed on February 14, 2000 with the sole purpose of investing in and developing new ventures and has never been engaged in the development of biotechnology software. Mr. Novielli is the sole shareholder of Um Tean.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

        There is currently no public trading market for Adena's stock. There are no outstanding options or warrants to purchase, or securities convertible into, common equity of Adena. As of the date of this prospectus, there are fifty-eight
(58) holders of record of Adena's common stock. Adena has never paid dividends on its common stock and plans to retain earnings for the foreseeable future to fund its operations.

                             EXECUTIVE COMPENSATIONS

        The chart below sets forth the compensation of the key executives.




                                                                              Long Term Compensation
---------------------------------------------------------------------------------------------------------------------
                                 Annual Compensation                     Awards                    Payouts
---------------------------------------------------------------------------------------------------------------------
Name                  Year  Salary    Bonus    Other Annual      Restricted   Securities &    LTIP      All
and Principal                                  Compensation      Stocks       Underlying      Payouts   Other
Position                                                         Awards       Options/ Sars             Compensation
                                                                              (#)
Lino Novielli
President and
Chief Executive
Officer               2001    $0       $0           $0            $0              $0            $0          $0
                      2002    $0       $0           $0            $0              $0            $0          $0
---------------------------------------------------------------------------------------------------------------------




Retirement Plan
---------------


         Adena does not have a retirement plan at present, but intends to implement one once the company becomes profitable.


Employment Contracts, Termination of Employment, and Change in Control
----------------------------------------------------------------------
Agreements
----------


         At present, Adena has no employment contract with any of its employees.


Compensation Committee Interlocks and Insider Participation
-----------------------------------------------------------


          Adena has no compensation committee; rather, Adena's Board of Directors performs the functions that would otherwise be performed by a compensation committee.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

         Except for historical information, the information in this prospectus contains forward-looking statements about our expected future business and performance. These forward-looking statements are not historical facts but rather are based on current expectations, estimates and projections about our industry, our beliefs, and our assumptions. Words such as "anticipates," "expects," "intends," "plans," "believes," "seek," and "estimates," and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those express, implied or forecasted in the forward-looking statements. In addition, the forward-looking events discussed in this prospectus might not occur. These risks and uncertainties include, among others, those described in "Risk Factors" and elsewhere in this prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus.

         The securities offered hereby are speculative in nature and involve a high degree of risk. You should not purchase these shares if you cannot afford the loss of your entire investment. In addition to the other information contained in this prospectus, prospective investors should consider carefully the following risk factors in evaluating Adena, our business prospects and an investment in our shares of common stock.

                              FINANCIAL STATEMENTS

INDEPENDENT ACCOUNTANTS. The financial statements of Adena Corporation, formerly known as Cross Genetic Technologies, Inc., as of December 31, 2001, have been audited by Stokes & Company, independent accountants, as set forth in their report, dated December 31, 2001. Stokes & Company is located at 1275 K Street, N.W., Suite 1201, Washington, D.C. 20005, (202) 289-4700. The financial statements have been compiled by Millard, Deslauriers & Shoemaker LLP, secondary independent accountants, as set forth in this report dated December 31, 2002. The principal independent accountant, has not resigned (or declined to stand for reelection) or been dismissed since the Company's date of inception.

The following financial statements for Adena, Inc., formerly known as Cross Genetic Technologies, Inc., are below as follows:

i.   Cross Genetic Technologies, Inc. Audited Financial Statements, February 6,
     2001
ii.  Cross Genetic Technologies, Inc. Compiled Financial Statements, May 31,
     2001
iii. Cross Genetic Technologies, Inc. Audited Financial Statements,
     December 31, 2001
iv.  Adena Corporation Compiled Financial Statements, December 31, 2002

INDEPENDENT AUDITOR'S REPORT
Board of Directors and Stockholders
Cross Genetic Technologies, Inc.

We have audited the accompanying balance sheet of Cross Genetic Technologies, Inc. (a development stage enterprise) as of February 6, 2001 and the related statements of operations and retained deficit and cash flows for the period from inception (February 5, 2001) to February 6, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cross Genetic Technologies, Inc. as of February 6, 2001, and the results of its operations and cash flows for the initial period then ended, in conformity with generally accepted accounting principles.

STOKES & COMPANY, P.C.

February 6, 2001

CROSS GENETIC TECHNOLOGIES, INC.
(A Development Stage Enterprise)
Balance Sheet
February 6, 2001

 ASSETS                                                             $       --
                                                                    ==========



 LIABILITIES                                                                --
                                                                    ----------


 STOCKHOLDER'S EQUITY

     Common stock, no par value; 50,000,000 shares authorized;
           8,000,000 shares issued and outstanding (note C)         $   20,000

    Deficit accumulated during development stage (note B)              (20,000)
                                                                    ----------

         Total stockholder's equity                                         --
                                                                    ----------

         Total liabilities and stockholder's equity                 $       --
                                                                    ==========

CROSS GENETIC TECHNOLOGIES, INC.
(A Development Stage Enterprise)
Statement of Operations and Retained Deficit
From Inception (February 5, 2001) to February 6, 2001


 REVENUE                                                $     --

Organization and start-up costs (note B)                  20,000
                                                        --------

                                      NET LOSS           (20,000)

RETAINED EARNINGS at beginning of period                      --
                                                        --------

Deficit accumulated during development stage (note B)   $(20,000)
                                                        ========

CROSS GENETIC TECHNOLOGIES, INC.
(A Development Stage Enterprise)
Statement of Cash Flows
From Inception (February 5, 2001) to February 6, 2001







CASH FLOWS FROM OPERATING ACTIVITIES (note C)       $     --
                                                    --------

CASH FLOWS FROM INVESTING ACTIVITIES                      --

CASH FLOWS FROM FINANCING ACTIVITIES (note C)             --
                                                    --------

         NET INCREASE (DECREASE) IN CASH                  --

CASH at beginning of period                               --
                                                    --------

CASH at end of period                               $     --
                                                    ========


RECONCILIATION OF NET LOSS
  TO NET CASH USED BY OPERATING ACTIVITIES
Net loss                                            $(20,000)

Issuance of Common Stock in lieu of cash (note C)     20,000
                                                    --------

         NET CASH USED BY OPERATING ACTIVITIES      $     --
                                                    ========

Cross Genetic Technologies, Inc.
(A Development Stage Enterprise)
Notes to Financial Statements
From Inception (February 5, 2001) to February 6, 2001


NOTE A - NATURE OF ORGANIZATION

Cross Genetic Technologies, Inc., "the Company," is a wholly owned subsidiary of UM Tean, Ltd., and is organized and incorporated under the laws of the State of Virginia. The Company is a development stage, biotechnology software enterprise headquartered in Reston, Virginia. The Company intends to develop software and other computer products incorporating recent genomic discoveries to assist medical researchers in identifying gene targets for the development of novel therapeutic, vaccine, and diagnostic products. Um Tean, Ltd. is a Nevada corporation that was incorporated in 2000 solely as a holding company for future biotechnology software ventures and has had no other activities or operations to date.

NOTE  B - ACCOUNTING METHOD FOR START-UP ACTIVITIES

In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 (Reporting on the Costs of Start-up Activities), which requires that such costs, as broadly defined in SOP 98-5, be expensed as incurred. The Statement is effective for years beginning after December 15, 1998. The Company has adopted SOP 98-5. At February 6, 2001, the Company had $20,000 of organization and start-up costs which, accordingly, it has expensed. The Company's fiscal year ends December 31, 2001.

NOTE C - ISSUANCE OF COMMON STOCK AS PAYMENT FOR COSTS OF FORMATION

On February 6, 2001, the Company issued 8,000,000 shares of Common Stock, valued at $20,000, to its parent corporation as payment for its organization and start-up costs.

                        Cross Genetic Technologies, Inc.
                        (A Development Stage Enterprise)
                              Financial Statements

                      From February 5, 2001 (Inception) to

                                  May 31, 2001

CROSS GENETIC TECHNOLOGIES, INC.
(A Development Stage Enterprise)
Balance Sheet
May 31, 2001

ASSETS

     Cash                                                             $     421

     Stock sale receivable (note D)                                     150,400
                                                                      ---------

         Total assets                                                 $ 150,821
                                                                      =========


LIABILITIES

     Officer's loan                                                   $     500
                                                                      ---------


STOCKHOLDERS' EQUITY

    Common stock, no par value; 50,000,000 shares authorized;
           11,008,000 shares issued and outstanding (notes C & D)       170,400

    Deficit accumulated during development stage (note B)               (20,079)
                                                                      ---------

         Total stockholders' equity                                     150,321
                                                                      ---------

         Total liabilities and stockholders' equity                   $ 150,821
                                                                      =========







See accompanying notes to financial statements

CROSS GENETIC TECHNOLOGIES, INC.
(A Development Stage Enterprise)
Statement of Operations and Retained Deficit
From February 5, 2001 (Inception) to May 31, 2001


REVENUE                                                                $     --
                                                                       --------


EXPENSES

   Organization and start-up costs (note B)                              20,000

   Check fees and bank service charges                                       79
                                                                       --------


                                                                         20,079
                                                                       --------


                                       NET LOSS                         (20,079)


RETAINED EARNINGS at beginning of period                                     --
                                                                       --------

Deficit accumulated during development stage (note B)                  $(20,079)
                                                                       ========











See accompanying notes to financial statements

CROSS GENETIC TECHNOLOGIES, INC.
(A Development Stage Enterprise)
Statement of Cash Flows
From February 5, 2001 (Inception) to May 31, 2001




CASH FLOWS FROM OPERATING ACTIVITIES                                   $    (79)
                                                                       --------

CASH FLOWS FROM INVESTING ACTIVITIES                                         --
                                                                       --------

CASH FLOWS FROM FINANCING ACTIVITIES                                        500
                                                                       --------

         NET INCREASE (DECREASE) IN CASH                                     --

CASH at beginning of period                                                  --
                                                                       --------

CASH at end of period                                                  $    421
                                                                       ========


RECONCILIATION OF NET LOSS
  TO NET CASH USED BY OPERATING ACTIVITIES

Net loss                                                               $(20,079)

Issuance of Common Stock in lieu of cash (note C)                        20,000
                                                                       --------

         NET CASH USED BY OPERATING ACTIVITIES                         $    (79)
                                                                       ========


See accompanying notes to financial statements

Cross Genetic Technologies, Inc.
(A Development Stage Enterprise)
Notes to Compiled Financial Statements
From February 5, 2001 (Inception) to May 31, 2001


NOTE A - NATURE OF ORGANIZATION

Cross Genetic Technologies, Inc., "the Company," is a wholly owned subsidiary of UM Tean, Ltd., and is organized and incorporated under the laws of the State of Virginia. The Company is a development stage, biotechnology software enterprise headquartered in Reston, Virginia. The Company intends to develop software and other computer products incorporating recent genomic discoveries to assist medical researchers in identifying gene targets for the development of novel therapeutic, vaccine, and diagnostic products. Um Tean, Ltd. is a Nevada corporation that was incorporated in 2000 solely as a holding company for future biotechnology software ventures and has had no other activities or operations to date.

NOTE  B - ACCOUNTING METHOD FOR START-UP ACTIVITIES

In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 (Reporting on the Costs of Start-up Activities), which requires that such costs, as broadly defined in SOP 98-5, be expensed as incurred. The Statement is effective for years beginning after December 15, 1998. The Company has adopted SOP 98-5. At May 31, 2001, the Company had $20,000 of organization and start-up costs which, accordingly, it has expensed. The Company's fiscal year ends December 31, 2001.

NOTE C - ISSUANCE OF COMMON STOCK AS PAYMENT FOR COSTS OF FORMATION

On February 6, 2001, the Company issued 8,000,000 shares of Common Stock, valued at $20,000, to its parent corporation as payment for its organization and start-up costs.

NOTE D - ISSUANCE OF COMMON STOCK IN PRIVATE PLACEMENT OFFERING

On February 26, 2001, the Company tendered a private placement offering of 3,008,000 shares of its common stock at $.05 per share. All subscribed funds were held in escrow pending the close of the offer. The offer was fully subscribed by the end of May 2001 and shares of stock were transferred to the subscribers during May 2001. The escrowed funds were released to the company on June 1 and June 4, 2001. Accordingly, the Company has recorded a receivable of $150,400 pending the release of the escrowed funds.

                        Cross Genetic Technologies, Inc.
                        (A Development Stage Enterprise)

                              Financial Statements
                                       and
                          Independent Auditor's Report

                      From Inception (February 5, 2001) to
                                December 31, 2001

INDEPENDENT AUDITOR'S REPORT


Board of Directors
Cross Genetic Technologies, Inc.

We have audited the accompanying balance sheet of Cross Genetic Technologies, Inc. (a development stage enterprise) as of December 31, 2001 and the related statements of operations and retained deficit and cash flows for the period from inception (February 5, 2001) to December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cross Genetic Technologies, Inc. as of December 31, 2001, and the results of its operations and cash flows for the period from inception (February 5, 2001) to December 31, 2001, in conformity with U.S. generally accepted accounting principles.





STOKES & COMPANY, P.C.
Washington, D.C.



September 18, 2002

CROSS GENETIC TECHNOLOGIES, INC.
(A Development Stage Enterprise)
Balance Sheet
December 31, 2001


ASSETS

CURRENT ASSETS
  Cash (notes A and B)                                                        $ 102,018

  Deposit                                                                         1,908

  Deferred tax assets (note D)                                                    1,260
                                                                              ---------

        Total current assets                                                    105,186

OTHER ASSETS

  Deferred tax assets (note D )                                                  10,120
                                                                              ---------

                                                                              $ 115,306
                                                                              =========
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

  Accrued liabilities                                                         $   2,337

  Loan payable - related party (note F)                                          18,961
                                                                              ---------

        Total current liabilities                                                21,298
                                                                              ---------
STOCKHOLDERS' EQUITY
  Common stock, no par value; 50,000,000 shares authorized;
   11,008,000 shares issued and outstanding (note E)          $ 170,400
 Deficit accumulated during development stage                   (76,392)         94,008
                                                              ---------       ---------
                                                                              $ 115,306
                                                                              =========



The accompanying notes are an integral part of this financial statement.

CROSS GENETIC TECHNOLOGIES, INC.
(A Development Stage Enterprise)
Statement of Operations and Retained Deficit
From Inception (February 5, 2001) to December 31, 2001





REVENUE                                                                $     --
                                                                       --------

EXPENSES
   Organization and start-up costs (note A)                              42,015
   Advertising and promotion                                                380
   Check fees and bank service charges                                      307
   Consulting                                                             6,700
   Office expense                                                           650
   Professional fees                                                     27,704
   Rent                                                                   6,671
   Telephone and fax                                                        923
   Travel and automobile expense                                          2,422
                                                                       --------

                                        Total expenses                   87,772
                                                                       --------

Loss before income taxes                                                (87,772)


Income tax benefits (notes A and D)                                      11,380
                                                                       --------

NET LOSS                                                                (76,392)


RETAINED EARNINGS at beginning of period                                     --
                                                                       --------

DEFICIT ACCUMULATED during development stage                           $(76,392)
                                                                       ========

Loss per common share (note A )
  from deficit accumulated during development stage                    $ (0.009)
                                                                       ========

The accompanying notes are an integral part of this financial statement.

CROSS GENETIC TECHNOLOGIES, INC.
(A Development Stage Enterprise)
Statement of Cash Flows
From Inception (February 5, 2001) to December 31, 2001


CASH FLOWS FROM OPERATING ACTIVITIES
 Cash paid for expenses                                                       $ (67,343)
                                                                              ---------

                NET CASH USED BY OPERATING ACTIVITIES                           (67,343)
                                                                              ---------

 CASH FLOWS FROM INVESTING ACTIVITIES                                                --
                                                                              ---------

 CASH FLOWS FROM FINANCING ACTIVITIES
       Short-term loan from related party                                        59,410
       Repayments on short-term loan from related party                         (40,449)
       Issuance of Common Stock                                                 150,400
                                                                              ---------

               NET CASH PROVIDED BY FINANCING ACTIVITIES                        169,361
                                                                              ---------

               NET INCREASE IN CASH                                             102,018

CASH at beginning of period                                                          --
                                                                              ---------

CASH at end of period                                                         $ 102,018
                                                                              =========

RECONCILIATION OF NET LOSS TO NET CASH
    USED BY OPERATING ACTIVITIES

Net Loss                                                                      $ (76,392)
                                                                              ---------

Adjustments to reconcile net loss to net cash used by operating activities:

Issuance of Common Stock for services paid (note E)                              20,000
(Increase) decrease in assets

     Deposit                                                                     (1,908)
     Deferred tax assets                                                        (11,380)
Increase (decrease) in liabilities
      Accrued liabilities                                                         2,337
                                                                              ---------
               Total adjustments                                                  9,049
                                                                              ---------
NET CASH USED BY OPERATING ACTIVITIES                                         $ (67,343)




The accompanying notes are an integral part of this financial statement.

Cross Genetic Technologies, Inc.
(A Development Stage Enterprise)
Notes to Financial Statements

From Inception (February 5, 2001) to December 31, 2001



NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                             NATURE OF ORGANIZATION

Cross Genetic Technologies, Inc., "the Company," is organized and incorporated under the laws of the State of Virginia. The Company is a development stage, biotechnology software enterprise headquartered in Reston, Virginia. The Company intends to develop software and other computer products incorporating recent genomic discoveries to assist medical researchers in identifying gene targets for the development of novel therapeutic, vaccine, and diagnostic products.

The Company's success will depend, in part, on its ability to develop biotechnology software and its ability to obtain product license rights, maintain trade secrets and operate without infringing on the proprietary rights of others. The Company intends to develop biotechnology software through collaboration with strategic partners. There can be no assurance that the Company will obtain agreements with strategic partners, develop software and obtain proprietary protection for the software.

The accompanying financial statements for the period ended December 31, 2001 have been prepared assuming the Company will continue as a going concern. During the year 2002, management intends to raise additional debt and/or equity financing to fund future operations and to provide additional working capital. However, there is no assurance that such financing will be consummated or obtained in sufficient amounts necessary to meet the Company's needs.

The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

ACCOUNTING METHOD FOR START-UP ACTIVITIES

In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 (Reporting on the Costs of Start-up Activities), which requires that such costs, as broadly defined in SOP 98-5, be expensed as incurred. The Statement is effective for years beginning after December 15, 1998. The Company has adopted SOP 98-5. At December 31, 2001, the Company had $42,015 of organization start-up costs which, accordingly, it expensed.

                            CASH AND CASH EQUIVALENTS

The Company considers deposits that can be redeemed on demand and investments that have original maturities of less than three months, when purchased, to be cash equivalents. As of December 31, 2001, the Company had no cash equivalents.

Cross Genetic Technologies, Inc.
(A Development Stage Enterprise)
Notes to Financial Statements (continued)
From Inception (February 5, 2001) to December 31, 2001


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)


INCOME TAXES

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carry forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Use of estimates
----------------

Preparing the Company's financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            EARNINGS (LOSS) PER SHARE

 BASICNET EARNINGS (LOSS) PER COMMON SHARE (EPS) IS COMPUTED BY DIVIDING NET
      EARNINGS (LOSS) APPLICABLE TO COMMON SHAREHOLDERS BY THE WEIGHTED-AVERAGE NUMBER OF COMMON SHARES OUTSTANDING DURING THE PERIOD. DILUTED NET
   EARNINGS (LOSS) PER COMMON SHARE IS DETERMINED USING THE WEIGHTED-AVERAGE NUMBER OF COMMON SHARES OUTSTANDING DURING THE PERIOD, ADJUSTED FOR THE DILUTIVE EFFECT OF COMMON STOCK EQUIVALENTS, CONSISTING OF SHARES THAT MIGHT
      BE ISSUED UPON THE CONVERSION OF WARRANTS, OPTIONS, OR DEBT. IN PERIODS WHERE LOSSES ARE REPORTED, THE WEIGHTED-AVERAGE NUMBER OF COMMON SHARES OUTSTANDING EXCLUDES COMMON STOCK EQUIVALENTS, BECAUSE THEIR INCLUSION
                             WOULD BE ANTI-DILUTIVE.

The weighted average shares outstanding for basic EPS for the period ended December 31, 2001 was 8,837,333.

NOTE B - CONCENTRATIONS OF CREDIT RISK

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. At December 31, 2001, the Company had approximately $2,100 in excess of FDIC insured limits. The Company has not experienced any losses in such accounts.

Cross Genetic Technologies, Inc.
(A Development Stage Enterprise)
Notes to Financial Statements (continued)
From Inception (February 5, 2001) to December 31, 2001


NOTE C - LEASES

The Company leases a corporate office under a short-term, cancelable operating lease agreement. The lease expires in six-month intervals and renews automatically for the same term unless cancelled. In the normal course of business, it is expected that this lease will be renewed or replaced by leases on other properties. The lease provides for a minimum fixed fee plus a variable component for office services. Lease expense totaled $6,671 for the period ended December 31, 2001.

At December 31, 2001, the Company was obligated for two months under the six-month lease agreement. The minimum lease payment, under this obligation for 2002 is $2,378.

NOTE D - INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows:

         Deferred income tax assets:
             Start-up costs                          $ 6,302
             Net operating loss                        5,078
                                                     -------

                                                     $11,380
                                                     =======

At December 31, 2001, the Company had net operating loss carry forwards and temporary differences in start-up costs, which are available to offset future taxable income. The current portion of the deferred tax assets of $1,260 is attributable to start up-costs, which will be reversed for tax purposes in the subsequent year. The long-term portion of the deferred tax assets consists of start-up costs and a net operating loss carry forward of $5,042 and $5,078, respectively, which are available to offset future taxable income of the Company. The loss carry forwards begin to expire in 2021 and the tax effect of those carry forwards is included in other deferred tax assets.

NOTE E - STOCKHOLDERS' EQUITY

On February 6, 2001, the Company issued 8,000,000 shares of Common Stock, valued at $20,000, to its majority shareholder as payment for its organization and start-up costs. On February 26, 2001, the Company tendered a private placement offering of 3,008,000 shares of its Common Stock at $.05 per share. The offer was fully subscribed by the end of May 2001 and shares of stock were transferred to the subscribers during May 2001. Accordingly, the Company has recorded the $150,400 in its Common Stock account.

Cross Genetic Technologies, Inc.
(A Development Stage Enterprise)
Notes to Financial Statements (continued)
From Inception (February 5, 2001) to December 31, 2001


NOTE F - RELATED PARTY TRANSACTIONS

At December 31, 2001, the Company has a payable of $18,961 due to its majority shareholder, "UM Tean", that is due upon demand. This note is unsecured and is non-interest bearing. Estimated interest on this payable is not considered significant to the financial statements. The payable has been classified as current in the accompanying Balance Sheet because repayment is possible during the next year.

         CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                             FINANCIAL DISCLOSURES


There have been no disagreements on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

                                 DIVIDEND POLICY


Adena has not paid any dividends on its common stock, and it is not anticipated that any dividends will be paid in the foreseeable future. The Board of Directors intends to follow a policy of retaining earnings, if any, to finance the growth of the company. The declaration and payment of dividends in the future will be determined by the Board of Directors in light of conditions then existing, including the company's earnings, financial condition, capital requirements and other factors.

                                  LEGAL MATTERS

The validity of the common stock being registered hereby will be passed upon for Adena by the Law Firm of Larson-Jackson, P.C. 1020 16th Street, N.W., 3rd Floor, Washington, D.C. 20036, Tel. (202) 408-8180.


--------------------------------------------------------------------------------

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

         Virginia's corporate statute, Va. Code ss.13.1-601 (2001), contains provisions regarding indemnification of officers, directors, employees, and agents. Some of these provisions are discretionary and some are mandatory. Where the person is acting within the scope of employment, the permissive provisions allow the small business issuer to indemnify a person in an action or proceeding except an action by right of the small business issuer. The indemnification may cover reasonable expenses incurred in connection with the proceeding if the person acted in good faith. Where the action is by right of the small business issuer, the company may indemnify a person who acts in good faith and within the scope of their employment as long as the person has not been adjudged liable to the small business issuer unless the court or similar body determines such indemnification is fair. The statute mandates indemnification of a director, officer, employee or agent of the small business issuer who has succeeded on the merits or otherwise in defense of a proceeding in connection with a matter that falls within the indemnification provisions. In its charter provisions, and bylaws, Cross Genetic has not specifically provided for indemnification of its officers, directors, employees or agents, nor has Cross Genetic entered into contracts or other arrangements that insure or indemnify its controlling persons, directors or officers.

Item 25.  Other expenses of issuance and distribution

         The following table sets forth the expenses in connection with the issuance and distribution of the securities offered hereby:

         --------------------------------------------------------------------
         Registration Fee                                  $    137.60
         --------------------------------------------------------------------
         Estimated Printing Expenses                       $    600.00
         --------------------------------------------------------------------
         Estimated Legal Fees and Expenses                 $ 20,000.00
         --------------------------------------------------------------------
         Estimated Accounting Fees and Expenses            $  2,500.00
         --------------------------------------------------------------------
         Estimated Blue Sky Fees and Expenses              $      0.00
         --------------------------------------------------------------------
         Estimated Transfer Agent Fees and Expenses        $  1,500.00
         --------------------------------------------------------------------
         Estimated Misc.                                   $  1,000.00
         --------------------------------------------------------------------
         Total                                             $ 25,737.60
         --------------------------------------------------------------------

Item 26. Recent sales of unregistered securities.

         The following provides information of all sales of outstanding stock which were not registered under the Securities Act of 1933 during the last three years.


         On February 6, 2001, Adena issued 8,000,000 shares of common stock to its parent company, Um Tean, in exchange for startup costs totaling approximately $20,000. This transaction was exempt from registration under
Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"), which exempts transactions not involving a public offering. This was a private sale that involved direct contact between the issuer and the offeree. There was no general solicitation or advertising of the offering. Lino Novielli, our president and a director is the beneficial owner of the shares.

         Adena sold 3,008,000 shares of its common stock in a private placement offering dated February 26, 2001 for a total of $150,400. The offering was exempt under Category 3 of Regulation S, which allows a company to offer and sell its shares outside the United States without registering the transaction. All fifty-eight purchasers in the offering live outside the United States. Adena provided each investor with a prospectus. The shares were issued with a limitation on resale stating that the shares could not be sold until a registration statement had been filed and declared effective by the SEC. The offering began on February 26, 2001 and was fully subscribed on May 1, 2001.


Item 27.  Exhibits.


3.1      Articles of Incorporation
3.2      Bylaws
3.3      Articles of Amendment
5        Opinion re: Legality
24.1     Consent of Independent Certified Public Accountants
24.2     Consent of Secondary Independent Chartered Accountants
24.3     Consent of Counsel



Item 28.  Undertakings

The Registrant hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to: (i) Include any prospectus required by section 10(a)(3) of the Securities Act; (ii) Reflect in the prospectus any facts or events which, individually or together represent a fundamental change in the information in the registration statement; (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Washington, District of Columbia on March 31, 2003.

ADENA CORPORATION
By /s/ Lino Novielli



--------------------------------------------------------------------------------
President/ Chief Executive Officer/Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

--------------------------------------------------------------------------------
Signature                Title                                  Date
--------------------------------------------------------------------------------

By /s/ Lino Novielli     President and Director, Chief          March 31, 2003
Lino Novielli            Executive Officer, Chief Financial
Lino Novielli            Officer
--------------------------------------------------------------------------------

                                ADENA CORPORATION
                           ANNUAL FINANCIAL STATEMENTS
                                December 31, 2002






MILLARD, DESLAURIERS & SHOEMAKER LLP
Chartered Accountants

A MEMBER OF IAPA * BHD ASSOCIATION WITH AFFILIATED OFFICES ACROSS
CANADA AND INTERNATIONALLY

ADENA CORPORATION
FINANCIAL INFORMATION
DECEMBER 31, 2002

CONTENTS                                                     PAGE
--------                                                     ----

NOTICE TO READER                                              39

BALANCE SHEET                                                 40

STATEMENT OF OPERATIONS AND RETAINED DEFICIT                  41

STATEMENT OF CASH FLOWS                                       42

MILLARD, DESLAURIERS & SHOEMAKER LLP
CHARTERED ACCOUNTANTS
156 FRONT STREET WEST
SUITE 301
TORONTO, ONTARIO
M5J 2L6
TEL : (416) 599-7255
FAX : (416) 599-7268
EMAIL : MDS@MDSCA.COM

NOTICE TO READER

We have compiled the balance sheet of Adena Corporation as at December 31, 2002 and the statements of operations and retained deficit and cash flows for the year then ended from information provided by management. We have not audited, reviewed or otherwise attempted to verify the accuracy or completeness of such information. Readers are cautioned that these statements may not be appropriate for their purposes.

                                       /S/ MILLARD, DESLAURIERS & SHOEMAKER, LLP

TORONTO, CANADA                        CHARTERED ACCOUNTANTS
MARCH 24, 2003

ADENA CORPORATION
(FORMERLY CROSS GENETIC TECHNOLOGIES, INC.)

BALANCE SHEET
(UNAUDITED - SEE NOTICE TO READER)
AS AT DECEMBER 31

                                                    2002       2001
ASSETS
CURRENT

         CASH                                   $   8,330   $102,018
         DEPOSIT                                    1,908      1,908
         DEFERRED TAX ASSETS                        1,260      1,260
                                                ---------   --------

                                                   11,498    105,186

OTHER ASSETS
         DEFERRED TAX ASSETS                       10,120     10,120
                                                ---------  ---------

                                                $  21,618   $115,306
                                                =========  =========

-------------------------------------------------------------------------------


LIABILITIES
CURRENT
         ACCRUED LIABILITIES                    $   2,900   $  2,337
         LOAN PAYABLE - RELATED PARTY                 656     18,961
                                                ---------   --------

                                                    3,556     21,298


SHAREHOLDERS' EQUITY
  CAPITAL STOCK
         AUTHORIZED
              50,000,000 COMMON STOCK,
                NO PAR VALUE

         ISSUED AND OUTSTANDING
              11,008,000 SHARES                   170,400    170,400

RETAINED DEFICIT ACCUMULATED DURING
   DEVELOPMENT STAGE                             (152,338)   (76,392)
                                                ---------    -------

                                                   18,062     94,008


                                                $  21,618   $115,306
                                                =========    =======



MILLARD, DESLAURIERS & SHOEMAKER LLP

ADENA CORPORATION
(FORMERLY CROSS GENETIC TECHNOLOGIES, INC.)

STATEMENT OF OPERATIONS AND RETAINED DEFICIT
(UNAUDITED - SEE NOTICE TO READER)
FOR THE YEAR ENDED DECEMBER 31, 2002

(WITH COMPARATIVE FIGURES FROM INCEPTION FEBRUARY 5, 2001 TO DECEMBER 31, 2001)

                                                                       2002     2001

REVENUE                                                            $      --    $     --

EXPENSES
         ORGANIZATION AND START-UP COSTS                                  --      42,015
         ADVERTISING AND PROMOTION                                       226         380
         CHECK FEES AND BANK SERVICE CHARGES                             204         307
         CONSULTING                                                    7,569       6,700
         OFFICE EXPENSE                                                1,221         650
         PROFESSIONAL FEES                                            29,579      27,704
         RENT                                                        13, 078       6,671
         SALARY ..                                                    19,103          --
         TELEPHONE AND FAX                                             2,395         923
         TRAVEL AND AUTOMOBILE EXPENSE                                 2,571       2,422
                                                                    --------    --------

                                                                      75,946      87,772


LOSS BEFORE INCOME TAXES                                             (75,946)    (87,772)

INCOME TAX BENEFITS                                                       --      11,380
                                                                    --------    --------

                                                                     (75,946)    (76,392)

RETAINED DEFICIT AT BEGINNING OF PERIOD                              (76,392)         --

RETAINED DEFICIT ACCUMULATED DURING DEVELOPMENT STAGE              $(152,338)   $ 76,392)
                                                                    ========     =======

MILLARD, DESLAURIERS & SHOEMAKER LLP

ADENA CORPORATION (FORMERLY CROSS GENETIC TECHNOLOGIES, INC.)
STATEMENT OF CASH FLOWS (UNAUDITED - SEE NOTICE TO READER)
FOR THE YEAR ENDED DECEMBER 31, 2002
(WITH COMPARATIVE FIGURES FROM INCEPTION FEBRUARY 5, 2001 TO DECEMBER 31, 2001)

                                                                   2002         2001
                                                                   ----         ----


CASH FLOWS FROM OPERATING ACTIVITIES

         CASH PAID FOR EXPENSES                                 $ (75,383)   $  67,343)

         NET CASH USED BY OPERATING ACTIVITIES                    (75,383)     (67,343)

CASH FLOWS FROM INVESTING ACTIVITY                                (75,383)     (67,343)

CASH FLOWS FROM FINANCING ACTIVITIES
         SHORT-TERM LOAN FROM RELATED PARTY                            --       59,410
         REPAYMENTS ON SHORT-TERM LOAN FROM RELATED PARTY         (18,305)     (40,449)
         ISSUANCE OF COMMON STOCK                                      --      150,400
                                                                ---------    ---------

         NET CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES     (18,305)     169,361

NET INCREASE (DECREASE) IN CASH                                   (93,688)     102,018

CASH AT BEGINNING OF PERIOD                                       102,018           --
                                                                ---------    ---------

CASH AT END OF PERIOD                                           $   8,330    $ 102,018
                                                                =========    =========


RECONCILIATION OF NET LOSS TO NET CASH USED
  BY OPERATING ACTIVITIES
NET LOSS                                                        $ (75,946)   $  76,392)

ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH USED
  BY OPERATING ACTIVITIES
         ISSUANCE OF COMMON STOCK FORE SERVICES PAID                   --       20,000
         (INCREASE) DECREASE IN ASSETS
                  DEPOSIT                                              --       (1,908)
                  DEFERRED TAX ASSETS                                  --      (11,380)
         INCREASE (DECREASE) IN LIABILITIES
                  ACCRUED LIABILITIES                                 563        2,337
                                                                ---------    ---------

NET CASH USED BY OPERATING ACTIVITIES                                 563        9,049

                                                                $ (75,383)   $  67,343)
                                                                =========    =========


MILLARD, DESLAURIERS & SHOEMAKER LLP